EXHIBIT 99.2

Imagis Provides Financial Update

VANCOUVER, CANADA, June 20, 2003 - Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; TSX.V: NAB; Germany: IGY) provides the following information as an update to its news releases of April 22, 2003, April 24, 2003 and June 3, 2003. The credit facility announced on April 22 and April 24 expired on May 31, 2003 and the company is in discussions with the lender to extend and possibly restructure the terms of the debt which was due to be repaid on the expiry date of the facility. The company continues with its efforts to raise financing of up to $1.0 million through the issuance of subordinated debentures. In the interim, certain directors of the company have provided a total of $60,000 in advances to provide operating capital while the discussions with investors continue. These advances are unsecured and have been loaned on normal commercial terms. In the case of two of the directors, the funds were provided by the directors selling personal holdings of the company's common shares and then lending the proceeds of those sales to the company. The company continues with its cost reduction strategies as discussed in its quarterly and year-end financial statement filings.

About Imagis Technologies Inc.
 Imagis Technologies Inc. (OTCBB: IGSTF; TSX.V: NAB; Germany: IGY) develops and markets breakthrough technology that allows for the rapid development and deployment of information sharing and biometric identification applications that are used in law enforcement, transportation security, immigration and customs, gaming, and other security and homeland defense initiatives.

The Company, whose Chairman is Oliver ("Buck") Revell, the former associate deputy director of the FBI, has over 140 installations of its software located across the United States, the United Kingdom, Canada, Latin America and Asia-Pacific. This includes one of the UK's national police agencies; RCMP, police, and sheriff departments across the United States and Canada; New Zealand Customs; the Government of Singapore, and Toronto's Pearson International Airport.

For more information about Imagis Technologies, please visit http://www.imagistechnologies.com.

ON BEHALF OF THE BOARD OF DIRECTORS

"Iain Drummond"
President and CEO, Imagis Technologies Inc.

Media and Investor Inquiries:
John Lyotier
Manager, Marketing & Communications
Imagis Technologies Inc.
Phone: +1-604-684-2449 Ext. 226
E-mail: info@imagistechnologies.com

With regard to the subordinated debentures announced in the news release of June 3, 2003, the offered securities will not be registered under the Unites States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act. The news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Forward Looking Statements: This press release may contain statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in Imagis Technologies Inc.'s Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.